October 14, 2010

Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, NE
Washington, DC 20549

Re: Command Center, Inc.
Commission File Number 000-53088

Dear Sirs:

We have read item 4.01 included in the Form 8-K of Command Center, Inc. We agree with the statements concerning our Firm's appointment as the Company's new independent registered public accounting firm in such Form 8-K

Sincerely,

/s/ Behler Mick PS

Behler Mick PS
Spokane, Washington